Exhibit 4.3

SUPPLEMENTAL INDENTURE

between

SLM CORPORATION

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

THE BANK OF NEW YORK

Dated as of October 11, 2006

FIRST SUPPLEMENTAL INDENTURE, dated as of October 11, 2006 (the “Supplemental Indenture”), between SLM Corporation, a Delaware corporation (the “Company”), and JPMorgan Chase Bank, National Association, as trustee (the “Trustee”) under the Indenture, dated as of October 1, 2000 between the Company and the Trustee (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”).

WHEREAS, pursuant to the terms of the Base Indenture, the Trustee has transferred all or part of its corporate trust business to the Bank of New York;

WHEREAS, The Bank of New York does not currently have an effective section 305(b)(2) filing on SLM Corporations shelf registration statement;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, the Company agrees with the Trustee as follows:

1.    For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)    capitalized terms used and not defined in this Supplemental Indenture have the meanings assigned to them in the Base Indenture;

(b)    all terms used in this Supplemental Indenture which are defined in the Trust Indenture Act, whether directly or by reference therein, have the meanings assigned to them in the Trust Indenture Act;

(c)    “or” is not exclusive;

(d)    words in the singular include the plural, and words in the plural include the singular; and

(e)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

2.    Section 7.09 of the Base Indenture is replaced in its entirety by:

“Section 7.09. Successor Trustee, Agents by Merger, etc.

If the Trustee or any Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business assets to, another corporation, the successor corporation, without any further act, shall be the successor Trustee or Agent, as the case may be, provided, however, such successor corporation shall only become the successor Trustee or Agent upon the effectiveness of the qualification of such successor Trustee or Agent under the Trust Indenture Act of 1939.”

3.    THIS SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

4.    In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

5.    This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year set forth above.

SLM CORPORATION

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title:

THE BANK OF NEW YORK, not in its individual capacity, but solely as proposed successor Trustee

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Title: